Exhibit 10.3

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of March 15, 2018, by and between the signatories hereto under the heading “JUNIOR CREDITOR”  (each a “Junior Creditor” and collectively, the “Junior Creditors”), and NOVELION THERAPEUTICS INC., a corporation organized under the laws of British Columbia (“Senior Creditor”).

Recitals

A.            Aegerion Pharmaceuticals, Inc., a Delaware corporation with its chief executive office located at One Main Street, 8th Floor, Cambridge, Massachusetts  02142 (“Borrower”) has obtained certain loans or other credit accommodations from Senior Creditor which are secured by assets and property of Borrower.

B.            The Junior Creditors are, concurrently herewith, extending loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.            Senior Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

D.            To induce Senior Creditor to continue to extend credit to Borrower and, at any time or from time to time, at Senior Creditor’s option, to permit the Borrower’s incurrence of the Subordinated Debt (as defined below) and to make such other accommodations to or for the account of Borrower, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Senior Creditor may deem advisable, each Junior Creditor is willing to subordinate:  (i) all of Borrower’s indebtedness and obligations to the Junior Creditors (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations, and all obligations and indebtedness of Borrower to Junior Creditors) under, pursuant to, or in connection with, the Loan and Security Agreement, dated as of the date hereof, between Borrower, Wilmington Savings Fund Society FSB, as agent for the Junior Creditors, and the other Junior Creditors  (as amended, modified, restated, replaced or supplemented from time to time, the “Subordinated Loan Agreement”) and the other “Loan Documents” as therein defined (together with the Subordinated Loan Agreement and as amended, modified, restated, replaced or supplemented from time to time, the “Subordinated Loan Documents”), whether presently existing or arising in the future (the “Subordinated Debt”) (but excluding, for the avoidance of doubt, any obligation of Borrower with respect to the Warrants (as defined in the Subordinated Loan Agreement as in effect as of the date hereof) issued to the Junior Creditors on the date hereof) to all of Borrower’s indebtedness and obligations to Senior Creditor constituting Senior Debt (as defined below), whether presently existing or arising in the future; and (ii) all of Junior Creditor’s security interests in the Collateral (as defined below) to all of Senior Creditor’s security interests in the Collateral.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.             Each Junior Creditor subordinates to Senior Creditor any security interest or lien that such Junior Creditor may have in any property of Borrower.  Notwithstanding the respective dates of attachment or perfection of the security interests of such Junior Creditor and the security interests of Senior Creditor, all now existing and hereafter arising security interests of Senior Creditor in any property of Borrower and all proceeds thereof constituting the “Collateral”, as defined in a certain Loan and Security Agreement between Borrower and Senior Creditor dated as of June 14, 2016, as amended by the First Amendment thereto, and as amended and restated in the Amended and Restated Loan and Security Agreement, dated as of the date hereof  (as so amended and restated and as further amended, modified, restated, replaced or supplemented from time to time, the “Senior Loan Agreement”) and the other “Loan Documents” as therein defined (together with the Senior Loan Agreement and as amended, modified, restated, replaced or supplemented from time to time, the “Senior Loan Documents”) (the “Collateral”), shall at all times be senior to the security interests of the Junior Creditors (and each of them) granted under any of the Subordinated Loan Documents.  Each Junior Creditor hereby (a) acknowledges and consents to (i) Borrower granting to Senior Creditor a security interest in the Collateral, (ii) Senior Creditor filing any and all financing statements and other documents as deemed necessary by Senior Creditor in order to perfect Senior Creditor’s security interest in the Collateral, and (iii) the entering into of the Senior Loan Agreement and other Senior Loan Documents by Borrower, (b) acknowledges and agrees that the Senior Debt, the entering into of the Senior Loan Agreement and all other Senior Loan Documents by Borrower, and the security interest granted by Borrower to Senior Creditor in the Collateral shall be permitted under the provisions of the Subordinated Debt documents (notwithstanding any provision of the Subordinated Debt documents to the contrary), (c) acknowledges, agrees and covenants that the Junior Creditors shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Senior Creditor’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt, and (d) acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that Senior Creditor’s security interest in the Collateral (or any portion thereof) shall be unperfected.  Senior Creditor hereby (a) acknowledges and consents to (i) Borrower granting to the Junior Creditors a security interest in the Collateral, (ii) the Junior Creditors filing any and all financing statements and other documents as deemed necessary by the Junior Creditors in order to perfect the Junior Creditor’s security interest in the Collateral, provided that such filings are made in accordance with the terms hereof, and (iii) the entering into of the Subordinated Loan Agreement and other Subordinated Loan Documents by Borrower, (b) acknowledges and agrees that the Subordinated Debt, the entering into of the Subordinated Loan Agreement, and the security interest granted by Borrower to the Junior Creditors in the Collateral are permitted under the provisions of the Senior Loan Documents  (notwithstanding any provision of the Senior Loan Documents to the contrary), (c) acknowledges, agrees and covenants that the Senior Creditor shall not contest, challenge or dispute the validity, attachment, perfection or enforceability of the Junior Creditors’ security interest in the Collateral, or the validity or enforceability of the Senior Debt, and (d) acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that the Senior Creditor’s security interest in the Collateral (or any portion thereof) shall be unperfected.

2.             All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Senior Creditor now existing or hereafter arising under, pursuant to or in connection with the Senior Loan Agreement, including, without limitation, the Obligations (as defined in the Senior Loan Agreement), together with all costs of collecting such obligations (including attorneys’ fees),  and also including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (such obligations, collectively, the “Senior Debt”); provided that, in no event shall the principal amount of the Senior Debt exceed the Senior Debt Cap  (which, for the avoidance of doubt is exclusive of PIK Interest compounded and added to the principal amount of the Senior Debt).

3.             Other than (a) the Permitted Junior Securities, and (b) regularly scheduled payments of payment-in-kind interest (including at the stated default rate, if applicable); in each case, which the Junior Creditors may receive and Borrower may make in accordance with the terms hereof, the Junior Creditors will not demand or receive from Borrower (and Borrower will not pay to any Junior Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will any Junior Creditor exercise any remedy with respect to any property of Borrower, nor will any Junior Creditor, except as otherwise permitted pursuant to Section 8 hereof, take any Enforcement Action (as hereinafter defined), unless and until the earliest of (i) Senior Creditor notifies Borrower and the Junior Creditors that such payment may be made to and received by the Junior Creditors, (ii) the Senior Creditor receives notice from the Junior Creditors and Borrower that (A) the Convertible Note Restructuring (as defined in the Subordinated Loan Agreement, as in effect on the date hereof) has been consummated, (B) one or more Junior Creditors have elected, pursuant to Section 12.19(a)(i) of the Subordinated Loan Agreement, to receive repayment in cash of the Subordinated Debt held by it upon the consummation of the Convertible Note Restructuring Transactions and (C) Borrower has received gross cash proceeds of at least $50,000,000 in connection therewith (included in any related financing consummated in connection therewith) (together with such Convertible Note Restructuring, the “Convertible Note Restructuring Transactions”), and (iii) (1) the Senior Debt has been fully paid in cash, (2) Senior Creditor has no commitment or obligation to lend any further funds to Borrower, and (3) all financing agreements between Senior Creditor and Borrower pursuant to which Senior Creditor could be required to advance funds to or for the benefit of Borrower are terminated (the date on which each of subparts (1), (2) and (3) above have occurred is hereinafter the “Payment in Full of the Senior Obligations”). In the event that the Junior Creditors receive any such payment that is not otherwise permitted under this Section 3, the provisions of Section 5 hereof shall apply.  Nothing in this Section 3 shall prohibit any Junior Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower, provided that, if such securities have any call, put or other conversion features that would obligate Borrower to declare or pay dividends, make distributions, or otherwise pay any money or deliver any other securities or consideration to the holder, each Junior Creditor hereby agrees that Borrower may not declare, pay or make such dividends, distributions or other payments to the Junior Creditors, and the Junior Creditors shall not accept any such dividends, distributions or other payments.

4.             Nothing in Sections 2 or 3 hereof shall prohibit any Junior Creditor from receiving Permitted Junior Securities in exchange or satisfaction for all or any part of the Subordinated Debt, in accordance with the terms and conditions of the Subordinated Loan Agreement as in effect on the date hereof.  “Permitted Junior Securities” means securities distributed in any Insolvency Proceeding, the Convertible Note Restructuring (as defined in the Subordinated Loan Agreement as in effect on the date hereof) or a Myalept Spin-Out Transaction (as defined in the Subordinated Loan Agreement as in effect on the date hereof), consisting of debt securities or equity securities that are subordinated to the Senior Debt, or any debt securities received by Senior Creditor, on terms no less favorable to Senior Creditor than the terms under this Agreement; provided that in the case of any such debt security or equity security that a Junior Creditor has elected to receive pursuant to Section 12.19 of the Subordinated Loan Agreement as in effect as of the date hereof in exchange for and/or in satisfaction of all or a portion of the Junior Debt held by such Junior Creditor, which security is the same security issued to holders of the Convertible Note under the terms of the Convertible Note Restructuring, the payments in respect of such securities shall not be required to be subordinated with respect to payment to the Senior Debt on terms no less favorable to Senior Creditor than set forth in Section 2 hereof, provided that the liens and security interests, if any, securing any such security are subordinated to the liens and security interests securing the Senior Debt (or any debt securities received by Senior Creditor) on terms no less favorable to Senior Creditor than the terms set forth in Section 1 hereof and otherwise as set forth in this Agreement.

5.             The Junior Creditors shall promptly deliver to Senior Creditor in the form received (except for endorsement or assignment by a Junior Creditor where required by Senior Creditor) for application to the Senior Debt any payment, distribution, security or proceeds received by the Junior Creditors with respect to the Subordinated Debt other than in accordance with this Agreement.

6.             In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, including, without limitation, any voluntary or involuntary bankruptcy, insolvency, receivership or other similar statutory or common law proceeding or arrangement involving Borrower, the readjustment of its liabilities, any assignment for the benefit of its Junior Creditors or any marshalling of its assets or liabilities (each, an “Insolvency Proceeding”), (a) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States Bankruptcy Code, (b) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Proceeding, and (c) Senior Creditor’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Junior Creditor.

7.             The Junior Creditors shall, simultaneously with giving any notice of default to Borrower, provide Senior Creditor with a copy of any notice of default given to Borrower.  Each Junior Creditor acknowledges and agrees that any default or event of default under the Subordinated Debt documents shall be deemed to be a default and an event of default under the Senior Debt documents.

8.             Prior to Payment in Full of the Senior Obligations, each Junior Creditor agrees: (a) to execute, verify, delivery and file any proofs of claim in respect of the Subordinated Debt requested by Senior Creditor in connection with any such Insolvency Proceeding and hereby irrevocably authorizes, empowers and appoints Senior Creditor its agent and attorney-in-fact to prepare, execute, verify, deliver and file such proofs of claim upon the failure of any Junior Creditor to promptly do so (in any event prior to thirty (30) days before the expiration of the time to file such proof of claim); provided that Senior Creditor shall have no obligation to execute, verify, deliver and/or file any such proof of claim and/or vote any such claim; (b) that no Junior Creditor will vote for a plan in an Insolvency Proceeding, or make any other filings, arguments and motions with respect to the Subordinated Debt, that is inconsistent with this Agreement, including, without limitation, that (1) no Junior Creditor will oppose, challenge or delay any plan in an Insolvency Proceeding proposed or supported by Senior Creditor, or any filing, argument, motion or any other action taken by Senior Creditor that is not inconsistent with this Agreement (including without limitation in connection with the use of any cash collateral or the disposition of any assets of Borrower), (2) no Junior Creditor will propose or support in any way any plan of reorganization in an Insolvency Proceeding that does not provide for the Payment in Full of the

Senior Debt, and (3) no Junior Credit will propose or support in any manner any filing, argument, motion or any action that challenges, directly or indirectly, the liens securing the Senior Debt or otherwise the Senior Debt and the priority of the Senior Debt; and (c) that each Junior Creditor will vote for and support any plan in any Insolvency Proceeding that is proposed or supported by Senior Creditor and not inconsistent with the terms of this Agreement.

In addition to and without limiting the foregoing: (x) until Payment in Full of the Senior Obligations, the Junior Creditors shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Borrower, and (y) if an Insolvency Proceeding occurs: (i) the Junior Creditors shall not assert, without the prior written consent of Senior Creditor, any claim, motion, objection or argument in respect of the Collateral in connection with any Insolvency Proceeding which could otherwise be asserted or raised in connection with such Insolvency Proceeding, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral, (ii) Senior Creditor may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of any Junior Creditor as (if applicable) holder of an interest in the Collateral, (iii) if use of cash collateral by Borrower is consented to by Senior Creditor, the Junior Creditors shall not oppose such use of cash collateral on the basis that the Junior Creditors’ (or any Junior Creditor’s interest) interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, and (iv) the Junior Creditors shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests, liens and claims of any party, including the Junior Creditors, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Junior Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by Senior Creditor, the Junior Creditors shall affirmatively and promptly consent to such sale or disposition of such assets), if Senior Creditor has consented to, or supports, such sale or disposition of such assets.  Consistent with the terms of this Agreement, in each case acting in accordance with the terms of this Agreement, the Junior Creditors shall be entitled (A) to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to, or otherwise seeking the disallowance of, the claims of the Junior Creditors, including without limitation any claims secured by the Collateral, or challenging the perfection, enforceability or unavoidability of the security interest of the Junior Creditors, (B) file a proof of claim, vote on a plan of reorganization and make other filings, arguments and motions with respect to the Subordinated Debt in accordance with this Agreement, and (C) exercise any rights and remedies that may be exercised by an unsecured creditor.

The Junior Creditors agree not to take any Enforcement Action during any Standstill Period, except that: (A) the Junior Creditors may accelerate the Subordinated Debt if Senior Creditor has accelerated the Senior Debt or if an Insolvency Proceeding is pending (but if Senior Creditor rescinds such acceleration by Senior Creditor, then the Junior Creditors shall also rescind such acceleration by the Junior Creditors); (B) the Junior Creditors may join (but not exercise control over) a judicial foreclosure or lien enforcement proceeding with respect to the Collateral initiated by Senior Creditor, to the extent such action could not reasonably be expected to interfere materially with the actions of Senior Creditor; and (C) the Junior Creditors may bid for or

purchase Collateral at any public, private or judicial foreclosure upon any Collateral initiated by Senior Creditor or any sale of Collateral during an Insolvency Proceeding.

As used herein the following terms have the following meanings:

“Enforcement Action” means any action to accelerate the maturity of the Subordinated Debt, commence or join in any action or proceeding to recover any amounts due on the Subordinated Debt, commence or join in, or encourage others to file, any involuntary bankruptcy petition or similar judicial proceeding against Borrower, or commence any litigation against Borrower for enforcement of any Junior Creditor’s rights or remedies, or collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to, the Collateral, judicially or non-judicially, or attempt to do any of the foregoing.

“Senior Enforcement Action” means any action to accelerate the maturity of the Senior Debt, commence or join in any action or proceeding to recover any amounts due on the Senior Debt, commence or join in, or encourage others to file, any involuntary bankruptcy petition or similar judicial proceeding against Borrower, or commence any litigation against Borrower for enforcement of Senior Creditor’s rights or remedies, or collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to, the Collateral, judicially or non-judicially, or attempt to do any of the foregoing.

“Standstill Period” means a period commencing on the date of any default or event of default under any documents, instruments or agreements evidencing or relating to the Subordinated Debt (a “Subordinated Default”), and ending three hundred sixty-five (365) days after written notice has been given by a Junior Creditor to Senior Creditor that such Subordinated Default has occurred and as a result thereof the Junior Creditors have accelerated the Subordinated Debt; provided that, notwithstanding any of the foregoing provisions, the Standstill Period shall be extended during any period that Senior Creditor is diligently pursuing any Senior Enforcement Action with respect to the Senior Debt.

9.             Each Junior Creditor represents and warrants that the Junior Creditors have provided Senior Creditor with true and correct copies of all of the documents evidencing or relating to the Subordinated Debt.  The Junior Creditors shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.  By the execution of this Agreement, each Junior Creditor hereby authorizes Senior Creditor to amend any financing statements filed by the Junior Creditors against Borrower as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Novelion Therapeutics Inc., the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Novelion Therapeutics Inc. in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Novelion Therapeutics Inc. to the extent set forth in such Subordination Agreement.”

10.          No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that the Junior Creditors may have in any property of Borrower, or which would increase the initial principal amount of the Subordinated Debt (excluding the payment of PIK Interest, which amounts are or will be compounded and added to the principal amount of the Subordinated Debt) to more than $20,000,000 in the aggregate.  By way of example, such instruments shall not be amended to (a) increase the rate of interest with respect to the Subordinated Debt (provided that such increase(s) shall not be by more than 500 bps in the aggregate (excluding the imposition of the stated default rate of interest under the Subordinated Loan Agreement as in effect as of the date hereof), (b) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt, (c) prohibit or limit the granting of, or perfecting of, any lien or security interest in favor of Senior Creditor, or (d) prohibit, limit or derogate (or purport to prohibit, limit or derogate) any right of Senior Creditor under the Senior Loan Documents.  Senior Creditor shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of property of Borrower except in accordance with the terms of the Senior Debt. Upon written notice from Senior Creditor to the Junior Creditors of Senior Creditor’s agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by Senior Creditor (or by Borrower with consent of Senior Creditor), the Junior Creditor shall be deemed to have also, automatically and simultaneously, released its lien on the Collateral, and the Junior Creditors shall, upon written request by Senior Creditor, immediately take such action as shall be necessary or appropriate to evidence and confirm such release.  All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until payment in full thereof, with the balance, if any, to the Subordinated Debt, or to any other entitled party.  If the Junior Creditors fails to release any lien as required hereunder, the Junior Creditors (and each of them) hereby appoints Senior Creditor as attorney in fact for the Junior Creditors with full power of substitution to release the Junior Creditors’ liens as provided hereunder.  Such power of attorney being coupled with an interest shall be irrevocable.

11.          All necessary actions on the part of the Junior Creditors, their respective officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of each Junior Creditor hereunder has been taken.  This Agreement constitutes the legal, valid and binding obligation of each Junior Creditor, enforceable against each Junior Creditor in accordance with its terms.  The execution, delivery and performance of and compliance with this Agreement by the Junior Creditors will not (a) result in any material violation or default of any term of any Junior Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (b) violate any material applicable law, rule or regulation.

12.          If, at any time any payments of the Senior Debt must be disgorged by Senior Creditor for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and the Junior Creditors shall immediately pay over to Senior Creditor all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.

13.          At any time and from time to time, without notice to the Junior Creditors, Senior Creditor may take such actions with respect to the Senior Debt as Senior Creditor, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount (provided, that the initial principal amount of the

Senior Debt shall not exceed $38,084,861 (exclusive of PIK Interest compounded and added to the principal amount of the Senior Debt) (the “Senior Debt Cap”)without the prior written consent of Junior Creditor), extending the time of payment, increasing applicable interest rates (provided that such increase(s) shall not be by more than 500 bps in the aggregate (excluding the imposition of the stated default rate of interest under the Senior Loan Agreement as in effect as of the date hereof)), renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person; provided that no modification of the Senior Loan Documents shall (a) prohibit or limit the granting of, or perfecting of, any lien or security interest in favor of the Junior Creditors other than as is consistent with the rights and priorities of the Senior Debt and Senior Creditor hereunder, or (b) prohibit, limit or derogate (or purport to prohibit, limit or derogate) any right of the Junior Creditors under the Junior Loan Documents as in effect on the date hereof.  No such action or inaction shall impair or otherwise affect Senior Creditor’s rights hereunder.

14.          This Agreement shall bind any successors or assignees of each Junior Creditor and shall benefit any successors or assigns of Senior Creditor, provided, however, each Junior Creditor agrees that, prior to, and as conditions precedent to, any Junior Creditor assigning all or any portion of the Subordinated Debt: (a) such Junior Creditor shall give Senior Creditor prior written notice of such assignment, and (b) such successor or assignee, as applicable, shall execute a written agreement whereby such successor or assignee expressly agrees to assume and be bound by all terms and conditions of this Agreement with respect to such Junior Creditor.  This Agreement shall remain effective until terminated in writing by Senior Creditor. This Agreement is solely for the benefit of the Junior Creditors and Senior Creditor and not for the benefit of Borrower or any other party.  Each Junior Creditor further agrees that if Borrower is in the process of refinancing any portion of the Senior Debt with a new lender, and if Senior Creditor makes a request of any Junior Creditor, such Junior Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement, but no less favorable to the Junior Creditor than this Agreement.

15.          The Subordinated Loan Agreement and each other Subordinated Loan Document evidencing a payment obligation with respect to the Subordinated Debt shall bear the following legend (or a substantially similar legend):   “THE INDEBTEDNESS AND OTHER OBLIGATIONS OF AEGERION PHARMACEUTICALS, INC. (“BORROWER”) UNDER OR EVIDENCED HEREBY ARE SUBORDINATED AND SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT, DATED AS OF MARCH 15, 2018, AMONG BORROWER, WILMINGTON SAVINGS FUND SOCIETY FSB, AS AGENT, AS A JUNIOR CREDITOR, THE OTHER JUNIOR CREDITORS PARTY THERETO AND NOVELION THERAPEUTICS INC., AS SENIOR CREDITOR.” Each Junior Creditor hereby agrees to execute such documents and/or take such further action as Senior Creditor may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by Senior Creditor.

16.          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

17.          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.  Each Junior Creditor and Senior Creditor submit to the exclusive jurisdiction of the state and federal courts located in New York, New York in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement. EACH JUNIOR CREDITOR AND SENIOR CREDITOR WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

18.          This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  No Junior Creditor is relying on any representations by Senior Creditor or Borrower in entering into this Agreement, and each Junior Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by each Junior Creditor and Senior Creditor.

19.          All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Senior Creditor, a Junior Creditor or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 19.

If to the Senior Creditor:                                                            Novelion Therapeutics Inc.
c/o Norton Rose Fulbright
1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada
Attn: Michael Price

Email: michael.price@novelion.com

If to the any Junior Creditor:                                     c/o Wilmington Savings Fund Society, FSB
Global Trustee, Agency and Bankruptcy Services
500 Delaware Avenue
Wilmington, DE 19801
Phone: (302) 888-7580
Fax: (302) 421-9137
Email: rgoldsborough@wsfsbank.com

with a copy to:                                                                                                               Thompson Hine LLP
350 Madison Avenue, 12th Floor
New York, New York  10017-4611
Attn: Todd Mason

Email: Todd.Mason@ThompsonHine.com

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“JUNIOR CREDITORS”:

SARISSA CAPITAL MANAGEMENT OFFSHORE MASTER FUND LP

By:	/s/ Mark DiPaolo
Name: Mark DiPaolo
Title: Authorized Signatory

SARISSA CAPITAL CATAPULT FUND LP

By:	/s/ Mark DiPaolo
Name: Mark DiPaolo
Title: Authorized Signatory

BROADFIN HEALTHCARE MASTER FUND LTD.

By:	/s/ Kevin Kotler
Name: Kevin Kotler
Title: Director

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Agent

By:	/s/ Raye D. Goldsborough
Name: Raye D. Goldsborough
Title: Assistant Vice President

“SENIOR CREDITOR”:

NOVELION THERAPEUTICS INC., as Lender

By:	/s/ Michael Price
Name: Michael Price
Title: Chief Financial Officer

Loan and Security Agreement — Signature Page

The undersigned approves of the terms of this Agreement.

“BORROWER”:

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Barbara Chan
Name: Barbara Chan
Title: President